                             CONDENSED CONSOLIDATED BALANCE SHEET
                                  (IN THOUSANDS OF DOLLARS)

                                                         September    30,      December    31,
                                                         1999                  1998
                                                         -----------------     ----------------

                                                         (Unaudited)           (Audited)
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments              $   129,899           $   942,776
    Customer accounts receivable                         174,865               320,836
    Other accounts receivable                            200,519               230,479
    Allowance for uncollectible accounts                 (23,300)              (20,026)
    Special deposits                                     90,634                145,684
    Gas in storage, at average cost                      163,318               145,277
    Materials and supplies, at average cost              74,948                74,193
    Other                                                182,096               72,818
                                                         -----------------     ----------------

                                                         992,979               1,912,037
                                                         -----------------     ----------------


EQUITY INVESTMENTS                                       325,929               289,193
                                                         -----------------     ----------------

PROPERTY
    Electric                                             1,337,563             1,109,199
    Gas                                                  3,373,802             3,257,726
    Other                                                368,235               345,007
    Accumulated depreciation                             (1,563,592)           (1,480,038)
    Gas exploration and production, at cost              1,096,583             994,104
    Accumulated depletion                                (500,154)             (447,733)
                                                         -----------------     ----------------

                                                         4,112,437             3,778,265
                                                         -----------------     ----------------


DEFERRED CHARGES
    Regulatory assets                                    313,837               279,524
    Goodwill                                             251,023               254,040
    Other                                                361,675               382,043
                                                         -----------------     ----------------

                                                         926,535               915,607
                                                         -----------------     ----------------

TOTAL ASSETS                                         $   6,357,880         $   6,895,102
                                                         =================     ================

   See accompanying notes to the Condensed Consolidated Financial Statements.
                                       55


                             CONDENSED CONSOLIDATED BALANCE SHEET
                                  (IN THOUSANDS OF DOLLARS)


                                                         September 30,         December 31,
                                                         1999                  1998
                                                         -----------------     ----------------
                                                         (Unaudited)           (Audited)
LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES
    Current maturities of long-term debt             $   1,000            $    398,000
    Current redemption of preferred stock                363,000               -
    Accounts payable and accrued expenses                451,845               519,288
    Notes payable                                        103,950               -
    Dividends payable                                    61,461                66,232
    Taxes accrued                                        6,079                 69,742
    Customer deposits                                    32,021                29,774
    Interest accrued                                     8,918                 19,965
                                                         -----------------     ----------------
                                                         1,028,274             1,103,001
                                                         -----------------     ----------------

DEFERRED CREDITS AND OTHER LIABILITIES
    Regulatory liabilities                               29,129                27,854
    Deferred federal income tax                          197,978               71,549
    Operating reserves                                   494,681               457,459
    Other                                                82,815                75,740
                                                         -----------------     ----------------
                                                         804,603               632,602
                                                         -----------------     ----------------

CAPITALIZATION
    Common stock, $.01 par value, authorized
      450,000,000 shares; outstanding 134,214,473
       and 144,628,654 shares stated at                  2,973,388             2,973,388
    Retained Earnings                                    438,896               474,188
    Accumulated foreign currency adjustment              2,502                 (952)
    Treasury stock purchased                             (712,888)             (423,716)
                                                         -----------------     ----------------
      Total common equity                                2,701,898             3,022,908
    Preferred stock                                      84,359                 447,973
    Long-term debt                                       1,663,040             1,619,067
                                                         -----------------     ----------------
TOTAL CAPITALIZATION                                     4,449,297             5,089,948
                                                         -----------------     ----------------

MINORITY INTEREST IN SUBSIDIARY COMPANY                  75,706                69,551
                                                         -----------------     ----------------
TOTAL LIABILITIES AND CAPITALIZATION                 $   6,357,880         $   6,895,102
                                                         =================     ================

   See accompanying notes to the Condensed Consolidated Financial Statements.


                          CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                         (Unaudited)
                     (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                         Three Months Ended           Nine Months Ended
                                                           September 30,                 September 30,
                                                        1999         1998             1999          1998
                                                        ---------    ----------       ----------    ---------
REVENUES
Gas Distribution                                    $   208,572   $  203,241       $  1,208,254  $  629,516
Gas Exploration and Production                          42,081       30,545           103,622       42,258
Electric Services                                       241,259      176,358          606,552       244,723
Electric Distribution                                   -            -                -             885,693
Energy Related Services                                 46,557       24,437           124,675       30,823
                                                        ---------    ----------       ----------    ---------
Total Revenues                                          538,469      434,581          2,043,103     1,833,013
                                                        ---------    ----------       ----------    ---------
OPERATING EXPENSES
Purchased gas                                           62,560       56,305           470,633       247,895
Fuel and purchased power                                 -           -                -             257,786
Operations and maintenance                              298,679      259,895          793,197       581,474
Depreciation, depletion and amortization                63,130       59,202           180,698       147,401
Electric regulatory amortizations                       -            -                -             (79,875)
Operating taxes                                         77,317       77,824           258,355       292,704
                                                        ---------    ----------       ----------    ---------
Total Operating Expenses                                501,686      453,226          1,702,883     1,447,385
                                                        ---------    ----------       ----------    ---------
OPERATING INCOME                                        36,783       (18,645)         340,220       385,628
                                                        ---------    ----------       ----------    ---------
OTHER INCOME AND (DEDUCTIONS)
Income from equity investments                          4,268        3,315            9,749         3,108
Interest income                                         1,884       24,769           20,673        41,378
Minority interest                                       (3,035)       (750)          (5,226)    4   (1,318)
Other                                                   1,317          450            3,183          7,837
                                                        ---------    ----------       ----------    ---------
Total Other Income                                      4,434        27,824           28,379        51,005
                                                        ---------    ----------       ----------    ---------
INCOME BEFORE INTEREST CHARGES AND INCOME TAXES         41,217       9,179            368,599       436,633
                                                        ---------    ----------       ----------    ---------
INTEREST CHARGES                                        26,661       30,945           95,001        207,797
                                                        ---------    ----------       ----------    ---------
INCOME TAXES
Current                                                 (23,111)     (9,853)          (14,886)      133,904
Deferred                                                28,651       5,743            113,258       (40,601)
                                                        ---------    ----------       ----------    ---------
Total Income Taxes                                      5,540        (4,110)          98,372        93,303
                                                        ---------    ----------       ----------    ---------
NET INCOME                                              9,016        (17,656)         175,226       135,533
Preferred stock dividend requirements                   8,688        8,694            26,067        32,857
                                                        ---------    ----------       ----------    ---------
EARNINGS FOR COMMON STOCK                           $   328       $  (26,350)      $  149,159    $  102,676
Foreign Currency Adjustment                             (2,281)      860              3,454         (569)
                                                        =========    ==========       ==========    =========
COMPREHENSIVE INCOME                                $   (1,953)   $  (25,490)      $  152,613    $  102,107
                                                        =========    ==========       ==========    =========
AVERAGE COMMON SHARES OUTSTANDING (000)                 136,506      157,328          140,079       137,720
BASIC AND DILUTED EARNINGS PER COMMON SHARE         $   0.00      $  (0.17)        $  1.06       $  0.75
                                                        =========    ==========       ==========    =========

   See accompanying notes to the Condensed Consolidated Financial Statements.
                                       57



                        CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                         (Unaudited)
                                  (IN THOUSANDS OF DOLLARS)

                                                  THREE          Three            NINE
                                                  MONTHS         Months           MONTHS        Nine Months
                                                  ENDED          Ended            ENDED         Ended
                                                  SEPTEMBER      September        SEPTEMBER     September
                                                  30, 1999       30, 1998         30, 1999      30, 1998
                                                  -------------  -------------    ------------  -------------
OPERATING ACTIVITIES
Net Income                                        $  9,016       $  (17,656)      $ 175,226     $  135,533
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES
Depreciation, depletion and amortization
Electric regulatory amortizations                    63,130         59,202          180,698        147,401
Deferred income tax                                  -              -                 -            (79,875)
Income from equity investments                       28,651         5,743           113,258        (40,601)
Dividends from equity investments                    (4,268)        (3,315)         (9,749)        (3,108)
CHANGES IN ASSETS AND LIABILITIES                    2,079          2,078           6,375          2,078
Accounts receivable
Materials and supplies, fuel oil and gas in          9,141          58,973          155,538        141,068
storage                                              (67,249)       (52,244)        (18,997)       14,614
Accounts payable and accrued expenses                17,207         17,973          (143,858)      (71,679)
Interest accrued                                     (6,403)        (20,741)        (11,050)       35,565
Special deposits                                     17,743         (101,311)       55,050         (63,723)
Pensions and other post retirement benefits          -               -              -              (283,774)
Other                                                (25,911)       (75,546)        (59,437)       (173,344)
                                                     -----------    ----------      -----------    ----------
Net Cash Provided by (Used in) Operating
Activities                                           43,136         (126,844)       443,054        (239,845)
                                                     -----------    ----------      -----------    ----------
INVESTING ACTIVITIES
Capital expenditures                                 (138,307)      (114,153)       (512,257)      (270,088)
Net cash from KeySpan Acquisition                    -              -               -              165,168
Net proceeds from LIPA Transaction                   -              -               -              2,314,588
Other                                                21,222         (4,098)         10,015         (21,777)
                                                     -----------    ----------      -----------    ----------
Net Cash (Used in) Provided by Investing
Activities                                           (117,085)      (118,251)       (502,242)      2,187,891
                                                     -----------    ----------      -----------    ----------
FINANCING ACTIVITIES
Proceeds from sale of common stock                   -              6,536           -              17,604
Treasury stock purchased                             (166,440)      (101,483)       (289,172)      (101,483)
Issuance of preferred stock                          -              -               -              75,000
Notes payable                                        103,950        -               103,950        -
Issuance of long-term debt                           25,523         3,000           40,523         3,000
Payment of long-term debt                            -              -               (397,000)      (100,000)
Preferred stock dividends paid                       (8,688)        (8,682)         (26,067)       (34,555)
Common stock dividends paid                          (57,692)       (69,081)        (185,375)      (213,466)
Other                                                (100)          32              (548)          (17,265)
                                                     -----------    ----------      -----------    ----------
Net Cash (Used in) Financing Activities              (103,447)      (169,678)       (753,689)      (371,165)
                                                     -----------    ----------      -----------    ----------
Net (Decrease) or Increase in Cash and Cash
Equivalents                                          (177,396)      (414,773)       (812,877)      1,576,881
                                                     ===========    ==========      ===========    ==========
Cash and cash equivalents at beginning of period      307,295        2,171,649       942,776        179,995
Net (Decrease or Increase in cash and cash
equivalents                                       $  (177,396)   $  (414,773)     $ (812,877)   $  1,576,881
                                                     -----------    ----------      -----------    ----------
Cash and Cash Equivalents at End of Period        $  129,899     $  1,756,876     $ 129,899     $  1,756,876
                                                     ===========    ==========      ===========    ==========


   See accompanying notes to the Condensed Consolidated Financial Statements.

                     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION OF THE COMPANY

     KeySpan Corporation, d/b/a KeySpan Energy (the "Company"), a New York corporation, is the successor to Long Island Lighting Company ("LILCO"), as a result of the transaction with the Long Island Power Authority ("LIPA")and following the acquisition of KeySpan Energy Corporation ("KSE"). The Company is a "predominately intrastate" public utility holding company exempt from most of the provisions of the Public Utility Holding Company Act of 1935, as amended.

     On May 28, 1998, the Company completed two business combinations as a result of which it (i) became the successor operator of the non-nuclear electric generating facilities, gas distribution operations and common plant formerly owned by LILCO and entered into long-term service agreements to operate the electric transmission and distribution ("T&D") system acquired by LIPA (the "LIPA Transaction"); and (ii) acquired KSE, the parent company of The Brooklyn Union Gas Company ("Brooklyn Union")(the "KeySpan Acquisition").

     With the exception of a small portion of Queens County, the Company's subsidiaries are the only providers of gas distribution services in the New York City counties of Kings, Richmond and Queens and the Long Island counties of Nassau and Suffolk. Brooklyn Union provides gas distribution services to customers in the New York City boroughs of Brooklyn, Queens and Staten Island, and KeySpan Gas East Corporation d/b/a Brooklyn Union of Long Island ("Brooklyn Union of Long Island"), a Company subsidiary, provides gas distribution services to customers in the Long Island counties of Nassau and Suffolk and the Rockaway Peninsula of Queens County.

     In addition, Company subsidiaries operate the electric T&D system owned by LIPA, own and sell capacity and energy to LIPA from the Company's generating facilities located on Long Island and manage fuel supplies for LIPA to fuel the Company's Long Island generating facilities through long-term service contracts that range from eight to fifteen years.
     Moreover, Company subsidiaries own, lease and operate the 2,168 megawatt Ravenswood electric generation facility, ("Ravenswood Facility") located in Long Island City, Queens. (See Note 10 "Contractual Obligations and Contingencies" for a description of the Ravenswood transaction.)

     Other Company subsidiaries are involved in gas and oil exploration and production; wholesale and retail gas and electric marketing; appliance, heating, ventilation and air conditioning services; large energy-system ownership, installation and management; and electric infrastructure construction. Further, certain subsidiaries have investments in natural gas pipelines and gas distribution facilities; midstream natural gas processing and gathering facilities and gas storage facilities, domestically and internationally. (See Note 9 "Business Segments" for additional information.)


2. BASIS OF PRESENTATION

     The financial statements presented herein reflect the results of operations of the consolidated Company for the three and nine months ended September 30, 1999, as well as for the three months ended September 30, 1998. For financial reporting purposes, LILCO is deemed the acquiring company pursuant to a purchase accounting transaction in which KSE was acquired. Consequently, the financial statements presented herein for the nine months ended September 30, 1998 reflect the results of operations of the consolidated Company from May 29, 1998 through September 30, 1998. Periods prior to May 29, 1998, (i.e., January 1, 1998 through May 28, 1998)reflect results of operations of LILCO only. Since the acquisition of KSE was accounted for as a purchase, purchase accounting adjustments, including goodwill, have been reflected in the financial statements included herein.

     In the opinion of the Company, the accompanying unaudited Condensed Consolidated Financial Statements contain all adjustments necessary to present fairly the financial position of the Company as of September 30, 1999, and the results of its operations and cash flows for the three and nine months ended September 30, 1999 and 1998. Certain reclassifications were made to conform prior period financial statements with the current period financial statement presentation. Other than as noted, adjustments were of a normal, recurring nature.


3. REVENUES

     The Gas Distribution segment of the Company is influenced by seasonal weather conditions. Annual gas revenues are substantially realized during the heating season (November 1 to April 30) as a result of the large proportion of heating sales, primarily residential, compared with total sales. Accordingly, results of operations for gas distribution operations historically are most favorable in the three months ended March 31, with results of operations being next most favorable in the three months ended December 31. Results for the quarter ended June 30 are marginally profitable or unprofitable, and losses are generally incurred in the quarter ended September 30.

     The Company's gas distribution subsidiaries each operate under a utility tariff that contains a weather normalization adjustment that largely offsets shortfalls or excesses of firm net revenues (i.e., revenues less gas costs and revenue taxes) during a heating season due to variations from normal weather.

     Electric Services revenues are derived from billings to LIPA for the management and operation of LIPA's T&D system, electric generation, and fuel management. (For a description of the various services agreements with LIPA, see the Company's Annual Report on Form 10-K for the transition period ended December 31, 1998.) In addition, electric revenues also include revenues from the Ravenswood Facility from June 18, 1999 to September 30, 1999. Revenues from electric generation generally are unaffected by weather variations since virtually all costs of production are recovered in fixed fee billings to LIPA and Con Edison, the Company's electric generation customers.

     Prior to the LIPA Transaction, electric revenues were comprised of cycle billings rendered to residential, commercial and industrial customers and the accrual of electric revenues for services rendered to customers not billed at month-end. In addition, LILCO's rate structure provided for a revenue reconciliation mechanism which eliminated the impact on earnings of electric sales that were above or below the levels reflected in rates.


4.   GAS EXPLORATION AND PRODUCTION

     The Houston Exploration Company ("THEC"), a 64% owned subsidiary of the Company which is engaged in gas and oil exploration and production, uses the full cost method of accounting for its investment in natural gas and oil properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of natural gas and oil reserves are capitalized into a "full cost pool". To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes, exceed the present value (using a 10% discount rate) of estimated future net cash flows from proved natural gas and oil reserves and the lower of cost or fair value of unproved properties, such excess costs are charged to operations.

     As of September 30, 1999, THEC estimates, using prices in effect as of such date, that the ceiling limitation imposed under full cost accounting rules exceeded actual capitalized costs.


5.   GOODWILL

     At September 30, 1999, the Company had recorded goodwill in the amount of $251.0 million, representing the excess of acquisition cost over the fair value of net assets acquired related to its purchases of certain investments, including $165.2 million, net of accumulated amortization of $5.7 million, relating to the KeySpan Acquisition.
     Goodwill is being amortized over 15 to 40 years.


6. ENVIRONMENTAL MATTERS

     The Company has recorded a liability of approximately $125.2 million associated with investigation and remedial obligations with respect to 14 of the Company's former manufactured gas plant ("MGP")sites, three of which are designated as "Class II Sites." Three MGP sites (one Class II Site) are associated with Brooklyn Union's operations or its predecessors; 11 MGP sites are associated with the operations of Brooklyn Union of Long Island or its predecessors (two of which are designated as Class II Sites). With respect to the Brooklyn Union MGP sites, a total of $47.3 million has been accrued, representing the best estimate of remedial costs for two sites that are subject to Administrative Orders on Consent ("AOC's") with the New York State Department of Environmental Conservation ("DEC") and the minimum range of an estimate for the investigation and/or remediation of other sites. Discussions with the DEC are ongoing with regards to investigation of other sites. With respect to Brooklyn Union of Long Island MGP sites, a total of $77.9 million has been accrued as a minimum of an estimated range of costs for the 11 sites that will be investigated/remediated. Two AOC's were executed on March 31, 1999 for Brooklyn Union of Long Island MGP sites. One AOC addressed two MGP sites classified as Class II Sites on the State registry of inactive hazardous waste sites. The other AOC addressed four other MGP sites. Both AOC's generally require Brooklyn Union of Long Island to investigate the condition of each site and conduct remediation activities depending on the results of the investigation. Brooklyn Union of Long Island also has entered into an AOC with the DEC requiring the Company to conduct preliminary site assessments for the five other former MGP sites that are no longer owned by the Company.

     Under prior rate orders, the Public Service Commission of the State of New York ("NYPSC") has allowed recovery of costs related to certain Brooklyn Union MGP sites. At September 30, 1999, the Company has a total remaining regulatory asset of approximately $100 million. The Company believes that current rate plans in effect for both Gas Distribution subsidiaries provide for recovery of environmental costs attributable to the Gas Distribution segment.


7. REGULATORY ASSETS AND LIABILITIES

     The Company's regulated subsidiaries are subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation". Regulatory assets arise from the allocation of costs and revenues to accounting periods for utility ratemaking purposes differently from bases generally applied by nonregulated companies. Regulatory assets and liabilities are recognized in accordance with SFAS-71.

     The Company's regulatory assets of $313.8 million are primarily comprised of regulatory tax assets, costs associated with the KeySpan Acquisition, certain environmental remediation and investigation costs and postretirement benefits other than pensions. In the opinion of management, regulatory assets are fully recoverable in rates.

     In the event that the provisions of SFAS-71 were no longer applicable, the Company estimates that the related write-off of net regulatory assets (regulatory assets less regulatory liabilities) could result in a charge to net income of approximately $185.1 million, or approximately $1.36 per share of common stock, which would be classified as an extraordinary item.

8. EXTINGUISHMENT OF LONG-TERM DEBT AND FINANCING

     In June 1999, the Company extinguished its obligation under a promissory note to LIPA relating to the 7.30% Debentures due July 15, 1999. The Company's obligation for these debentures of $411.5 million consisted of the principal amount of $397.0 million and $14.5 million of interest accrued and unpaid.

     At September 30, 1999, the Company had available unsecured bank lines of credit of $300 million. Borrowings were made during the month of September 1999. The average outstanding daily balance during the month was $40.2 million at a weighted average annualized rate of 5.52%. At September 30, 1999, the Company had $103.9 million in short-term borrowings outstanding at a weighted average annualized rate of 5.83%.


9. BUSINESS SEGMENTS

     The Company has six reportable segments: Gas Distribution, Gas Exploration and Production, Electric Services, Energy Related Investments, Energy Related Services and Other.

     The Gas Distribution segment consists of Brooklyn Union and Brooklyn Union of Long Island, providers of gas distribution services in the New York City counties of Kings, Richmond and Queens and the Long Island counties of Nassau and Suffolk.

     The Gas Exploration and Production segment is engaged in gas and oil exploration and production, and the development and acquisition of domestic natural gas and oil properties. This segment consists of our 64% equity interest in THEC, an independent natural gas and oil exploration company, as well as KeySpan Exploration and Production LLC, our wholly owned subsidiary engaged in a joint venture with THEC. The Company is currently reviewing its strategic alternatives for THEC, which may include the sale of all or a portion of THEC. (See Management's Discussion and Analysis of Financial Condition and Results of Operations, "Capital Requirements" for further information.)

     The Electric Services segment consists of subsidiaries that own and operate oil and gas fired generating plants in Queens and Long Island, and through long-term contracts, manage the electric T&D system, the fuel and electric purchases, and the off-system electric sales for LIPA. In addition a subsidiary provides services in electric infrastructure construction to Company affiliates and to third parties.

     Subsidiaries in the Energy Related Investments segment include a 20% equity interest in the Iroquois Gas Transmission System LP; a 50% interest in the Premier Transco Pipeline and a 24.5% interest in Phoenix Natural Gas, both in Northern Ireland; and investments in certain midstream natural gas assets in Western Canada owned jointly with Gulf Canada Resources Limited, through the Gulf Midstream Services Partnership ("GMS"). These subsidiaries are accounted for under the equity method since the Company's ownership interests are 50% or less. Accordingly, equity income from these investments is reflected in Other Income and (Deductions) in the Condensed Consolidated Income Statement.

     The Company's Energy Related Services segment primarily includes KeySpan Energy Management Inc. ("KEM"), KeySpan Energy Services Inc. ("KES"), KeySpan Communications Corporation, KeySpan Energy Solutions, LLC ("KESol"), Fritze KeySpan, LLC ("Fritze"), and Delta KeySpan Inc. ("Delta"). KEM owns, designs and/or operates energy systems for commercial and industrial customers and provides energy-related services to clients located primarily within the New York City metropolitan area. KES markets gas and electricity, and arranges transportation and related services, largely to retail customers, including those served by the Company's two gas distribution subsidiaries. KeySpan Communications Corporation owns a 300-mile fiber optic network on Long Island and in New York City. KESol, Fritze and Delta provide various appliance, heating, ventilation and air conditioning services to customers within the Company's service territory, New Jersey and Rhode Island. KESol was established in April 1998, Fritze was acquired in November 1998 and Delta was acquired in September 1999.

     The Other segment primarily represents unallocated administrative expenses of the Company, preferred stock dividends, and earnings from the investment of cash proceeds from the LIPA Transaction.

     The accounting policies of the segments are the same as those used for the preparation of the Condensed Consolidated Financial Statements. The Company's segments are strategic business units that are managed separately because of their different operating and regulatory environments. At September 30, 1999, the total assets of certain reportable segments have increased from levels reported at December 31, 1998 as follows: the Gas Exploration and Production segment's assets increased by $14.5 million due to our formation of and investment in KeySpan Exploration and Production LLC; the Electric Services segment's assets increased by $230.0 million due to the acquisition of the Ravenswood Facility (see Note 10 "Contractual Obligations and Contingencies" for more details), and $4.9 million due to the formation of KeySpan Energy Construction; the Energy Related Investments segment's assets increased by $7.4 million due to the acquisition by GMS of 37% of Paddle River Gas Plant; and the assets of the Energy Related Services segment increased by $21.2 million due to the acquisition of Delta Mechanical of New England, Inc., a heating, ventilation and air conditioning company in Rhode Island. (See Management's Discussion and Analysis of Financial Condition and Results of Operations, "Capital Requirements" for further information on these acquisitions.) The segment information presented below reflects amounts reported in the Condensed Consolidated Financial Statements, excluding special charges, for the three and nine months ended September 30, 1999 and 1998.

Three Months Ended September 30, 1999                                                                  (In Thousands of Dollars)
------------------------------------------------------------------------------------------------------------------------------------
                    Gas           Gas Exploration  Electric Services Energy Related     Energy Related
                    Distribution  and Production                     Investments        Services          Other        Total
------------------------------------------------------------------------------------------------------------------------------------
Revenue             $208,572      $  42,081          $241,259        $        -        $    46,557       $    -    $  538,469
------------------------------------------------------------------------------------------------------------------------------------
Cost of Gas         62,560                -                 -                 -                  -            -        62,560

Operations
and
Maintenance         106,101       7,532               131,403             1,276             45,325        7,042       298,679

Depreciation
Depletion
&
Amortization        24,630        18,644               12,395               196               993         6,272        63,130

Operating Taxes     41,168           107               36,724                 -                 -          (682)       77,317

Intercompany
Billings            2,748              -               11,345                 -                 -       (14,093)            -
------------------------------------------------------------------------------------------------------------------------------------

Total Expense    $237,207        $26,283             $191,867            $1,472           $46,318       $(1,461)     $501,686
------------------------------------------------------------------------------------------------------------------------------------

Operating Income $(28,635)       $15,798             $ 49,392           $(1,472)          $   239       $ 1,461      $ 36,783
------------------------------------------------------------------------------------------------------------------------------------

Earnings
for
Common Stock     $(29,037)       $ 5,435             $ 28,164           $ 2,651           $   286       $(7,171)      $   328
------------------------------------------------------------------------------------------------------------------------------------
Basic and
Diluted
EPS              $  (0.21)       $  0.04            $    0.21           $  0.02           $  0.00        $(0.06)      $  0.00
------------------------------------------------------------------------------------------------------------------------------------

Three Months Ended September 30, 1998                                                               (In Thousands of Dollars)
------------------------------------------------------------------------------------------------------------------------------------
                    Gas           Gas Exploration  Electric Services Energy Related     Energy Related
                    Distribution  and Production                     Investments        Services          Other        Total
------------------------------------------------------------------------------------------------------------------------------------
Revenue             $203,241      $   30,545       $  176,358        $       89         $   24,348        $   -       $ 434,581
------------------------------------------------------------------------------------------------------------------------------------
Cost of Gas         56,305              -                -                 -                  -                 -       56,305

Operations
and
Maintenance         101,939            6,994          111,712             1,396         $   23,938          13,916     259,895

Depreciation
Depletion
&
Amortization         23,647           19,759            9,824               108                426           5,438      59,202

Operating Taxes      38,779              171           30,243                 1                349           8,281      77,824

Intercompany
Billings                581                -           12,955                 -                  -         (13,536)         -
------------------------------------------------------------------------------------------------------------------------------------
Total Expense      $221,251          $26,924         $164,734            $1,505            $24,713         $14,099    $453,226
------------------------------------------------------------------------------------------------------------------------------------
Operating Income   $(18,010)         $ 3,621         $ 11,624           $(1,416)           $  (365)        $(14,099)  $(18,645)
------------------------------------------------------------------------------------------------------------------------------------

Earnings
for
Common Stock       $(26,842)         $ 1,315         $  4,380           $ 1,174             $   77         $ (2,639)  $(22,535)(a)
------------------------------------------------------------------------------------------------------------------------------------

Basic and
Diluted
EPS                $  (0.17)         $ 0.01          $   0.03           $  0.01             $  0.00        $  (0.03)  $  (0.15)(a)
------------------------------------------------------------------------------------------------------------------------------------
(a) Excludes $3.8 million or $0.02 per diluted share of  non-recurring charges (net of tax) associated with the LIPA Transaction.


Nine Months Ended September 30, 1999                                                                     (In Thousands of Dollars)
------------------------------------------------------------------------------------------------------------------------------------
                    Gas           Gas Exploration  Electric Services Energy Related     Energy Related
                    Distribution  and Production                     Investments        Services          Other         Total
------------------------------------------------------------------------------------------------------------------------------------
Revenue             $1,208,254    $   103,622      $ 606,552         $         -       $ 124,675         $    -       $2,043,103
------------------------------------------------------------------------------------------------------------------------------------
Cost of Gas            470,633             -               -                   -               -              -          470,633

Operations
and
Maintenance            299,700         19,817        334,690           3,945             125,880           9,165         793,197

Depreciation
Depletion
&
Amortization            73,235         53,673         32,660             814               2,465          17,851         180,698

Operating Taxes        159,457            253         94,162               8                   3           4,472         258,355

Intercompany
Billings                 6,664              -         32,388               -                   -         (39,052)              -
------------------------------------------------------------------------------------------------------------------------------------

Total Expense       $1,009,689        $73,743       $493,900          $4,767             $128,348        $(7,564)      $1,702,883
------------------------------------------------------------------------------------------------------------------------------------

Operating Income    $  198,565        $29,879       $112,652          $(4,767)           $ (3,673)       $ 7,564       $  340,220
------------------------------------------------------------------------------------------------------------------------------------

Earnings
for
Common Stock        $   92,873        $ 9,239       $ 59,786          $ 5,401            $ (1,408)       $16,732)      $  149,159
------------------------------------------------------------------------------------------------------------------------------------

Basic and
Diluted
EPS                 $     0.66        $  0.07          $0.43          $  0.04            $  (0.01)       $ (0.13)       $    1.06
------------------------------------------------------------------------------------------------------------------------------------

Nine Months Ended September 30, 1998                                                                   (In Thousands of Dollars)
------------------------------------------------------------------------------------------------------------------------------------
                    Gas           Gas Exploration  Electric Services Energy Related     Energy Related
                    Distribution  and Production                     Investments        Services          Other        Total
------------------------------------------------------------------------------------------------------------------------------------
Revenue             $ 629,516      $   42,258        $1,130,416        $      117       $   30,706       $      -    $1,833,013
------------------------------------------------------------------------------------------------------------------------------------

Cost of Gas           247,895              -                 -                  -                -              -       247,895

Fuel and Purchased
Power                       -              -           257,786                  -                -              -       257,786

Operations
and
Maintenance           196,824          9,132           326,173              1,996           30,639         16,710       581,474

Depreciation
Depletion
&
Amortization           43,169         26,540           69,548                 108              588          7,448       147,401

Electric
Regulatory
Amortization                -             -           (79,875)                  -                -              -       (79,875)

Operating Taxes        89,160           216           193,451                   1              517          9,359        292,704

Intercompany
Billings                4,075             -            14,127                   -                -        (18,202)             -
------------------------------------------------------------------------------------------------------------------------------------

Total Expense        $581,123       $35,888          $781,210              $2,105          $31,744        $15,315     $1,447,385
------------------------------------------------------------------------------------------------------------------------------------

Operating Income      $48,393        $6,370          $349,206             $(1,988)         $(1,038)       $(15,315)   $ 385,628
------------------------------------------------------------------------------------------------------------------------------------

Earnings
for
Common Stock         $(3,680)       $2,343           $118,984             $1,222           $  (240)      $  (5,688)   $ 112,941(a)
------------------------------------------------------------------------------------------------------------------------------------

Basic and
Diluted
EPS                  $(0.03)       $  0.02             $0.86             $ 0.01              $0.00       $   (0.04)   $  0.82(a)
------------------------------------------------------------------------------------------------------------------------------------
(a) Excludes $10.3 million or $0.07 per diluted share of non-recurring charges (net of tax)  associated with the LIPA Transaction.

10.  CONTRACTUAL OBLIGATIONS AND CONTINGENCIES

       The Company acquired the 2,168 megawatt Ravenswood electric generating facility located in Long Island City, Queens, New York from Consolidated Edison Company of New York, Inc. ("Con Ed"), on June 18 1999 for approximately $597 million.

       As a means of financing this acquisition, the Company entered into a lease agreement with a special purpose, unaffiliated financing entity that acquired a portion of the facility directly from Con Ed and leased it to a subsidiary of the Company under a ten year lease. The Company has guaranteed all payment and performance obligations of its subsidiary
       under  the  lease.   Another  subsidiary  of  the  Company  provides  all
       operating, maintenance and construction services for the facility. The lease program was established in order for the Company to finance approximately $425 million of the acquisition cost of the facility. The lease qualifies as an operating lease for financial reporting purposes while preserving the Company's ownership of the facility for federal and state income tax purposes. The balance of the funds needed to acquire the facility were provided from cash on hand.

       The Company will be responsible for environmental obligations relating to facility operations other than liabilities arising from pre-closing disposal of waste at off-site locations and any monetary fines arising from Con Ed's pre-closing conduct. Based on information currently available for environmental contingencies related to the Ravenswood acquisition, the Company has accrued $5 million as the minimum liability to be incurred.

       The Company intends to seek regulatory approvals to expand the Ravenswood Facility through the installation of a gas-fired combined cycle generation unit with a capacity of approximately 250 megawatts that would increase electric generation capacity at the plant by 12%. The new capacity could be operational by 2002 depending upon the timing of regulatory approvals.

11.    ACQUISITION OF EASTERN ENTERPRISES

       On November 4, 1999, The Company and Eastern Enterprises ("Eastern") announced that the companies have signed a definitive merger agreement under which the Company will acquire all of the common stock of Eastern for $64.00 per share in cash. This represents a premium of 24% over the Eastern closing price of $51.56 on November 3, 1999, and a 45% premium over the average of the last 90-day trading period. The Agreement and Plan of Merger was filed as an exhibit to the Company's Form 8-K filed on November 5, 1999.

       The transaction has a total value of approximately $2.5 billion ($1.7 billion in equity and $0.8 billion in assumed debt and preferred stock). The transaction will be accounted for as a purchase. The increased size and scope of the combined organization should enable the combined company to provide enhanced, cost-effective customer service and to capitalize on the above-average growth opportunities for natural gas in the Northeast and provide additional resources to the Company's unregulated businesses. The combined companies will serve 2.4 million customers.

       It is anticipated that the combined company will have assets of $8.8 billion, $4.3 billion in revenues, and EBITDA of approximately $950 million. The Company expects pre-tax annual cost savings will be approximately $30 million. These cost savings result primarily from the elimination of duplicate corporate and administrative programs, greater efficiencies in operations and business processes, and increased purchasing efficiencies. The Company expects to achieve reductions due to the merger through a variety of programs which would include hiring freezes, attrition and separation programs. All union contracts will be honored.

       The Company expects to raise $1.7 billion of initial financing for the transaction in short term markets which will ultimately be replaced with long term financing. Going forward, the Company will actively manage its balance sheet to maintain strong investment grade ratings at each of its rated entities.

       The Company anticipates continuing its current annual dividend of $1.78. Eastern will continue to pay its dividend at the annual rate of $1.72.

       Upon completion of the transaction Mr. Robert B. Catell will remain chairman and CEO of the combined company and Mr. J. Atwood Ives, currently chairman and CEO of Eastern, will retire from active management at Eastern and will join the Company's board of directors. The Company's corporate headquarters will remain in New York and a headquarters in Boston will serve the New England operations.

       The merger is conditioned, among other things, upon the approval of Eastern shareholders, the Securities and Exchange Commission and the New Hampshire Public Utility Commission. The Company anticipates that the transaction can be completed in 9 to 12 months but is unable to determine when or if all required approvals will be obtained.

       In connection with the merger, Eastern has amended its merger agreement with EnergyNorth, Inc. ("EnergyNorth") to provide for an all cash acquisition of EnergyNorth shares at a price per share of $61.13. The restructured EnergyNorth merger is expected to close contemporaneously with the KeySpan/Eastern Enterprises transaction.

     Following the announcement that the Company has entered into an agreement to purchase Eastern Enterprises, Standard & Poor's Rating Services placed the Company's and certain of its subsidiaries', as well as Eastern's corporate credit, senior unsecured debt, and preferred stock on CreditWatch with negative implications. Similarly, Moody's Investors Service also placed the Company's and certain of its subsidiaries', as well as Eastern's corporate credit, senior unsecured debt, commercial paper and preferred stock on review for possible downgrade.

       Eastern  Enterprises  owns and operates Boston Gas Company,  Colonial Gas
       Company, Essex Gas Company, Midland Enterprises Inc. ("Midland"), Transgas Inc. ("Transgas"), and ServicEdge Partners, Inc. ("ServicEdge") Upon completion of the pending merger with EnergyNorth, Inc., Eastern will serve over 800,000 natural gas customers in Massachusetts and New Hampshire. Midland, headquartered in Cincinnati, Ohio, is the leading carrier of coal and a major carrier of other dry bulk cargoes on the nation's inland waterways. Transgas is the nation's largest over-the-road transporter of liquefied natural gas. ServicEdge is the largest unregulated provider of residential HVAC equipment installation and service to customers in Massachusetts.



12.    NEW FINANCIAL ACCOUNTING STANDARDS

       In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 from fiscal years beginning after July 15, 1999 to fiscal years beginning after July 15, 2000. The Company will therefore, adopt SFAS No. 133 in the first quarter of fiscal year 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect any material earnings effect from adoption of this statement.

NOTE 13. KEYSPAN GAS EAST CORPORATION SUMMARY FINANCIAL DATA

KeySpan Gas East Corporation d/b/a Brooklyn Union of Long Island, is a wholly owned subsidiary of KeySpan Corporation. KeySpan Gas East acquired substantially all of the assets related to the gas distribution business of LILCO immediately prior to the LIPA Transaction. KeySpan Gas East provides gas distribution services to customers in the Long Island counties of Nassau and Suffolk and the Rockaway peninsula of Queens county. KeySpan Gas East is proposing to issue securities which will be fully and unconditionally guaranteed by its parent, KeySpan Corporation.

The following represents summarized financial data for KeySpan Gas East.

                                             (IN THOUSANDS OF DOLLARS)

                            September 30, 1999     December 31, 1998
-------------------------- --------------------- --------------------
Total current assets                     214,147              256,186
Total noncurrent assets                1,338,952            1,330,661
Total current liabilities                514,803              505,784
Total noncurrent liabilities
    including long-term debt             399,388              467,736
Net Assets (1)                           638,908              613,327
-------------------------- --------------------- --------------------


                          (IN THOUSANDS OF DOLLARS)

                     Nine Months     Nine Months
                        Ended           Ended
                    September 30,   September 30,
                        1999          1998 (2)
------------------ --------------- ---------------
Revenues                   441,228         448,426
Operating Income (3)        76,241          78,671
Net Income                  25,578          26,339
------------------ --------------- ---------------

(1) Net Assets reflect total assets less current and noncurrent liabilities. Intercompany accounts receivable are included in current assets and long-term intercompany accounts payable are included in non-current liabilities.

(2) For the period January 1, 1998 through May 28, 1998 (the period prior to the LIPA Transaction), certain income and expense items, common to both LILCO's gas and electric operations, were allocated to its gas and electric operations consistent with the methodology utilized by the NYPSC to establish rates.

(3) Operating income is defined as revenues less cost of gas and operating expenses. Operating expenses include the following expenses: operations and maintenance, depreciation and amortization and operating taxes.


                                       64